Exhibit 99.1
FOR IMMEDIATE RELEASE

February 23, 2021

Contact:

Corporate Communications
Federal Home Loan Bank of Dallas
www.fhlb.com
(214) 441-8445

Federal Home Loan Bank of Dallas
Reports Fourth Quarter and Full Year 2020 Operating Results

DALLAS, TEXAS, February 23, 2021 - The Federal Home Loan Bank of Dallas (Bank) today reported net income of $32.5 million for the quarter ended December 31, 2020. In comparison, for the quarters ended September 30, 2020 and December 31, 2019, the Bank reported net income of $47.7 million and $61.7 million, respectively. For the year ended December 31, 2020, the Bank reported net income of $198.7 million, as compared to $227.3 million for the year ended December 31, 2019.

Total assets at December 31, 2020 were $64.9 billion, compared with $66.3 billion at September 30, 2020 and $75.4 billion at December 31, 2019. The $1.4 billion decrease in total assets for the fourth quarter was attributable primarily to decreases in the Bank's advances ($1.8 billion), long-term investments ($0.4 billion) and mortgage loans held for portfolio ($0.3 billion), offset by an increase in its short-term liquidity holdings ($1.1 billion). The $10.5 billion decrease in total assets for the year ended December 31, 2020 was attributable primarily to decreases in the Bank's short-term liquidity holdings ($4.8 billion), advances ($4.6 billion), mortgage loans held for portfolio ($0.7 billion) and long-term investments ($0.3 billion).

Advances totaled $32.5 billion at December 31, 2020, compared with $34.3 billion at September 30, 2020 and $37.1 billion at December 31, 2019. The Bank's mortgage loans held for portfolio totaled $3.4 billion at December 31, 2020, as compared to $3.7 billion at September 30, 2020 and $4.1 billion at December 31, 2019.

The carrying value of the Bank's long-term held-to-maturity securities portfolio, which is comprised substantially of U.S. agency residential mortgage-backed securities (MBS), totaled approximately $0.9 billion at December 31, 2020 compared to $1.0 billion at September 30, 2020 and $1.2 billion at December 31, 2019. The carrying value of the Bank's long-term available-for-sale securities portfolio, which is comprised substantially of U.S. agency debentures and U.S. agency commercial MBS, totaled $16.8 billion at December 31, 2020, as compared to $17.1 billion at September 30, 2020 and $16.8 billion at December 31, 2019. At December 31, 2020, September 30, 2020 and December 31, 2019, the Bank also held a $0.1 billion long-term U.S. Treasury Note classified as trading.

The Bank's short-term liquidity holdings are typically comprised of overnight interest-bearing deposits, overnight federal funds sold, overnight reverse repurchase agreements, U.S. Treasury Bills, U.S. Treasury Notes and, from time to time, may also include cash held at the Federal Reserve. At December 31, 2020, September 30, 2020 and December 31, 2019, the Bank's short-term liquidity holdings totaled $11.0 billion, $9.9 billion and $15.8 billion, respectively.

The Bank's retained earnings increased to $1.408 billion at December 31, 2020 from $1.380 billion at September 30, 2020 and $1.233 billion at December 31, 2019. On December 31, 2020, a dividend of $4.3 million was paid to the Bank's shareholders.

Additional selected financial data as of and for the quarter and year ended December 31, 2020 (and, for comparative purposes, as of September 30, 2020 and December 31, 2019, and for the quarters ended September 30, 2020 and December 31, 2019 and the year ended December 31, 2019) is set forth below. Further discussion and analysis regarding the Bank's results will be included in its Form 10-K for the year ended December 31, 2020 to be filed with the Securities and Exchange Commission.

About the Federal Home Loan Bank of Dallas

The Federal Home Loan Bank of Dallas is one of 11 district banks in the FHLBank System, which was created by Congress in 1932. The Bank is a member-owned cooperative that supports housing and community development by providing competitively priced loans (known as advances) and other credit products to approximately 800 members and associated institutions in Arkansas, Louisiana, Mississippi, New Mexico and Texas. For more information, visit the Bank's website at fhlb.com.

Federal Home Loan Bank of Dallas
Selected Financial Data
As of and For the Quarter and Year Ended December 31, 2020
(Unaudited, in thousands)

	December 31, 2020	September 30, 2020	December 31, 2019
Selected Statement of Condition Data:

Assets
Investments (1)	$25,660,696	$28,049,888	$33,918,055
Advances	32,478,944	34,292,478	37,117,455
Mortgage loans held for portfolio, net	3,422,686	3,705,344	4,075,464
Cash and other assets	3,350,200	248,143	270,631
Total assets	$64,912,526	$66,295,853	$75,381,605

Liabilities
Consolidated obligations
Discount notes	$22,171,296	$26,739,876	$34,327,886
Bonds	37,112,721	34,099,828	35,745,827
Total consolidated obligations	59,284,017	60,839,704	70,073,713
Mandatorily redeemable capital stock	13,864	13,810	7,140
Other liabilities	2,057,760	1,911,178	1,502,784
Total liabilities	61,355,641	62,764,692	71,583,637
Capital
Capital stock — putable	2,101,380	2,181,608	2,466,242
Retained earnings	1,408,245	1,380,050	1,232,677
Total accumulated other comprehensive income (loss)	47,260	(30,497)	99,049
Total capital	3,556,885	3,531,161	3,797,968
Total liabilities and capital	$64,912,526	$66,295,853	$75,381,605

Total regulatory capital (2)	$3,523,489	$3,575,468	$3,706,059

	For the	For the	For the	For the	For the
	Quarter Ended	Quarter Ended	Quarter Ended	Year Ended	Year Ended
	December 31, 2020	September 30, 2020	December 31, 2019	December 31, 2020	December 31, 2019
Selected Statement of Income Data:
Net interest income (3) (4)	$74,831	$79,457	$90,811	$309,979	$293,175
Other income (loss)	107	(708)	2,299	32,159	56,320
Other expense	38,869	25,731	24,572	121,342	96,965
AHP assessment	3,607	5,305	6,858	22,087	25,272
Net income	$32,462	$47,713	$61,680	$198,709	$227,258

(1)    Investments consist of interest-bearing deposits, securities purchased under agreements to resell, federal funds sold, trading securities, available-for-sale securities and held-to-maturity securities.
(2)    As of December 31, 2020, September 30, 2020 and December 31, 2019, total regulatory capital represented 5.43 percent, 5.39 percent and 4.92 percent, respectively, of total assets as of those dates.
(3)    Net interest income is net of the provision for mortgage loan losses.
(4)    The Bank records hedge ineffectiveness associated with fair value hedging relationships in net interest income in accordance with the provisions of ASU 2017-12, "Targeted Improvements to Accounting for Hedging Activities." During the quarters ended December 31, 2020, September 30, 2020 and December 31, 2019, fair value hedge ineffectiveness increased net interest income by $7.856 million, $4.629 million and $13.335 million, respectively. During the years ended December 31, 2020 and 2019, fair value hedge ineffectiveness reduced net interest income by $14.982 million and $17.909 million, respectively.
###